Exhibit 23.1

2451 N. McMullen Booth Road
Suite.308
Clearwater, FL 33759

Toll fee: 855.334.0934

Fax: 800.581.1908

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-3 registration statement of our audit report dated March 24, 2014 relative to the financial statements of MagneGas Corporation, as of December 31, 2013 and 2012 and for each of the years then ended as included in the Form 10-K filed March 27, 2014.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida

November 26, 2014